Exhibit 10.1
FOURTH AMENDMENT TO LEASE AGREEMENT
Made as of this 5th day of November, 2008
by and between
     Corporate Property Associates 9, L.P., a Delaware Limited Partnership (as successor by merger with Corporate Property Associates 8, L.P., a Delaware Limited Partnership) (“Landlord”), having an address c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, NY 10020, and Orbital Sciences Corporation, a Delaware corporation, as successor by merger to Space Data Corporation (“Tenant”), having an address at 3380 South Price Road, Chandler, AZ 85248 (Attention: Vice President of Finance and Business Operations) and 21839 Atlantic Boulevard, Dulles, VA 20166 (Attention: General Counsel and Senior Vice President and Treasurer).
W I T N E S S E T H:
          WHEREAS, Landlord and Tenant entered into a certain Lease Agreement, dated as of September 29, 1989, as amended by a First Amendment to Lease, dated as of December 26, 1990, as amended by a Second Amendment to Lease Agreement, dated as of May 20, 1998 and as amended by the Third Amendment to Lease Agreement, dated as of November 1, 2000 (said Lease Agreement, as amended, the “Lease”); and
          WHEREAS, Tenant has requested, and Landlord has agreed, to amend the Lease to provide for, among other things, the extension of the Term of the Lease and adjustment of Basic Rent, consent to the performance of certain Alterations at the Leased Premises, and to amend certain other terms and provisions of the Lease as hereinafter provided, all upon the terms and conditions set forth herein (this “Amendment”).
          WHEREAS, in addition, with respect to Tenant’s performance of the Qualified Improvements and/or the Access Improvements (as such terms are defined hereinbelow), Landlord has and will incur certain transaction costs, including, but not limited to, attorneys fees and consultant’s fees, the review and approval of plans and specifications, and final sign off on the Qualified Improvements and/or Access Improvements (“Transaction Costs”), which Transaction Costs are to be borne by Tenant by agreement of the parties; provided that Transaction Costs shall not include attorneys fees and costs incurred by either Landlord or Tenant in connection with the negotiation, preparation and execution of this Amendment, which shall be paid by the respective parties to their own counsels.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant covenant and agree as follows:
          1. Effective as of the date of this Amendment (the “Effective Date”), the Lease is hereby amended to extend the Term of the Lease so that the Expiration Date shall henceforth be September 29, 2019.

          2. As of the Effective Date, the Lease is hereby amended so that Tenant shall only have three (3) remaining Renewal Terms of five (5) years each, to commence upon the Expiration Date (as extended by this Amendment), and on the fifth (5th) and tenth (10th) anniversaries of such Expiration Date. Except as aforesaid and as set forth in Section 3 below in this Amendment, all of the other terms and provisions of Paragraph 5 of the Lease with respect to the exercise or non-exercise of any Renewal Term shall remain in effect.
          3. Paragraph 6 of the Lease (Rent) is hereby amended so that as of September 1, 2008, the Basic Rent as escalated and set forth on Exhibit D to the Lease shall be reduced to $2,770,560.00 per annum, payable monthly in advance and otherwise accordance with the terms of said Paragraph 6 and Exhibit D. Such Basic Rent, as amended, shall be subject to adjustment in accordance with the provisions of Paragraphs 2 and 3 of Exhibit D, but only once during the ten (10) year Renewal Term provided for in this Amendment, such adjustment to be effective as of October 1, 2014.
          4. (a) In connection with the extension of the Term as provided for herein, and Tenant’s performance of certain Alterations at the Leased Premises (including certain roof repairs and renovations) that are to be mutually agreed upon between Landlord and Tenant, including, but not limited to, the items set forth on Schedule 1 annexed hereto (collectively, “Qualified Improvements”), Landlord shall contribute (“Landlord’s Contribution”) an aggregate amount of $5,250,000 to be applied towards the actual costs to Tenant of the Qualified Improvements in accordance with the construction budget annexed hereto as Schedule 2, in three tranches, as follows: (i) $1,250,000 (“First Tranche”), a portion of which (the “Immediate Advance”) shall be advanced to Tenant on or about November 10, 2008 to the extent of any Qualified Improvements completed and paid for by Tenant as of or prior to the Effective Date but on or after January 1, 2008, and the balance of such First Tranche shall be advanced to Tenant during the course of performance of the Qualified Improvements as progress payments, (ii) $1,500,000 (“Second Tranche); which shall be advanced to Tenant during the course of performance of the Qualified Improvements as progress payments and (iii) $2,500,000 (“Third Tranche”) which shall be advanced to Tenant during the course of performance of the Qualified Improvements as progress payments. The balance of the First Tranche (i.e., excluding the Immediate Advance) and the entirety of the Second Tranche and the Third Tranche shall be held and disbursed by Landlord in the same manner as the disbursement of progress payments from Net Proceeds or a Net Award under the provisions of Paragraph 15 of the Lease (except that the provisions of clause 15(a)(i)(B) and Paragraph 15(b) shall not be applicable). The Qualified Improvements shall otherwise be performed by or on behalf of Tenant in conformity with the provisions of Paragraph 12 of the Lease (except for the references therein to Paragraphs 32 and 36 of the Lease); except that no request for an advance by Tenant shall be for less than $500,000, unless it is the final advance of Landlord’s Contribution. Tenant shall use commercially reasonable efforts to complete performance of the Qualified Improvements on or before December 31, 2009. Notwithstanding anything herein to the contrary, (i) Landlord’s obligation to fund the Landlord’s Contribution (A) shall in no event exceed the actual cost of the Alterations, and (B) shall expire as of March 31, 2010 as to any unfunded portion of Landlord’s Contribution to the extent that Tenant has not duly submitted a request for disbursement to Landlord with respect thereto as of such date; and (ii) Tenant shall complete any and all Alterations in compliance with the terms and provisions of the Lease and applicable Laws whether or not Landlord’s Contribution is sufficient therefor. Except for the Immediate Advance (which shall be disbursed as set forth above), disbursements of Landlord’s Contribution shall be made within thirty (30) days of Landlord’s receipt of duly submitted request for disbursement in conformity with Paragraph 15(a) of the Lease and shall be deemed made first from the First Tranche, then from the Second Tranche, and lastly from the Third Tranche.
               (b) The funds provided under the Second Tranche and Third Tranche of Landlord’s Contribution shall be amortized and repaid by Tenant as additional fixed rent under the Lease (the “TI Rent”) over the remaining Term of the Lease at the time such funds are drawn by Tenant (i.e., ten years or less), commencing on the date of the applicable initial advance, together with interest computed thereon at the rate of (i) 5.5% per annum from the date of each respective advance until repaid in full with respect to the Second Tranche ( the “TI2 Rent”), and (ii) 7.5% per annum from the date of each respective advance until repaid in full with respect to the Third Tranche (the “TI3 Rent”). All TI Rent due shall be paid monthly at the same time and in the same manner as Basic Rent under the Lease and shall constitute “Rent” for all purposes under the Lease.
               (c) Transaction Costs incurred as of the date of funding of the First Tranche shall be deducted from the First Tranche (but deemed advanced to Tenant). Thereafter, any additional Transaction Costs incurred by Landlord shall be billed to Tenant as Additional Rent due under the Lease, and if same are not paid by Tenant within thirty (30) days after such bill is rendered then same may (at Landlord’s option) be deducted by Landlord from the next occurring advance (but deemed advanced to Tenant) of Landlord’s Contribution hereunder.
               (d) Tenant’s performance of any Alterations at the Leased Premises other than those constituting Qualified Improvements as to which Tenant seeks reimbursement from Landlord’s Contribution (including any additions to the items set forth on Schedule 1 hereto) shall be subject to Landlord’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. Upon Landlord’s consent to reimbursement from Landlord’s Contribution for any Alteration proposed by Tenant and scheduled to be commenced and completed prior to December 31, 2009, such Alteration shall be treated as a Qualified Improvement under Section 4(a) hereof. Except as modified hereby, all of the terms and conditions of the Lease with respect to the performance of any Alterations and Landlord’s approval thereof shall remain in full force and effect.
          5. (a) The following clauses of Paragraph 19 (Default Provision) are hereby deleted in their entirety: 19(a)(v); 19(a)(xiv); and 19(a)(xv).
     (b) Clause 19(a)(iv) is hereby deleted in its entirety and the following shall be substituted in lieu thereof:
     “a default beyond any applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an original principal balance of Seventy Five Million Dollars ($75,000,000) or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause the holder of such obligation to accelerate such obligations so that it becomes due prior to its stated maturity and no written waiver, extension or forbearance agreement with such holder is then in effect; provided further that any subsequent cure, by payment or other satisfaction accepted by the holder of such obligation shall constitute a cure of the default under this clause (iv); provided that, the default under this clause 19(a)(iv) shall no longer be applicable and of no further force or effect if, effective as of a date (a “Determination Date”) occurring not earlier than October 1, 2013, Tenant shall have maintained for the immediately preceding four (4) fiscal quarters of Tenant (the “Required Duration”), a senior unsecured debt rating of not less than BBB- by Standard & Poor’s Rating Services and Baa3 by Moody’s Investor Services, Inc. (such services, together with any successor entity of either company providing such rating services, the “Rating Agencies”) and shall not then be on “Negative Credit Watch”; provided further that if Tenant’s senior unsecured debt as of such Determination Date is not then rated by one of the Rating Agencies, but Tenant has maintained the applicable rating under this clause 19(a)(iv) by the other Rating Agency for the Required Duration, then the default under this clause 19(a)(iv) shall no longer be applicable and shall be of no further force and effect.
               (c) Clause 19(a)(vi) is hereby amended by deleting the words “in excess of One Million Dollars ($1,000,000)” on the second line thereof and substituting, in lieu thereof, the words “which judgment or claim is not covered by insurance and is in excess of Fifty Million Dollars ($50,000,000)” in the aggregate”.
          6. Paragraph 19 of the Lease (Default Provision) is hereby amended by the insertion of the word “written” in the following places in subsection (g): (i) after the word “Tenant” and before the word “notice” in the first sentence; (ii) after the word “which” and before the word “notice” in the second sentence; and (iii) after the word “the” and before the word “notice” in the third sentence.
          7. Paragraph 19 of the Lease (Default Provision) is hereby amended by the deletion of the following clause designations from the last sentence of subsection (g): “(v)”; “(xiv)”; and “(xv)”.
          8. The Guaranty and Suretyship Agreement (“Guaranty”) made by Orbital Sciences Corporation II and dated as of September 29, 1989 is hereby terminated. All references to the Guaranty and/or Guarantor(s) are hereby deleted from the Lease.
          9. Paragraph 21 of the Lease (Notices) (as amended by Section 6 of that certain Second Amendment to Lease Agreement dated as of May 20, 1998) is hereby amended by the deletion of the words “the other party at its address stated above or when delivery is refused” at the end of the first sentence and the deletion of the third and fourth sentences in their entirety and the insertion of the following in place of the deleted text:
     “the other party at the following address or when delivery is refused:
     If to Landlord:
Corporate Property Associates 8, L.P.
Corporate Property Associates 9, L.P.
c/o W.P. Carey & Co., Inc.

50 Rockefeller Plaza, 2nd Floor
New York, NY 10020
     With a copy to:
Reed Smith LLP
599 Lexington Avenue, 29th Fl.
New York, New York 10022
Attn: Joseph M. Marger, Esq.
     If to Tenant:
Orbital Sciences
3380 Price Road
Chandler, Arizona 85248
Attention: Mr. James Utter, Senior Vice President and Deputy General Manager
     With copies to:
Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, VA 20166
Attention: Senior Vice President & Treasurer
     and:
Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, VA 20166
Attn: General Counsel
     and a copy to:
Cooley Godward Kronish LLP
11951 Freedom Drive
Reston, VA 20190
Attention: John G. Lavoie, Esq.
          10. Paragraph 26 of the Lease (Books and Records) is hereby amended in the following respect:
                    (a) The following provision shall be added to the end of the second paragraph:
“Notwithstanding the foregoing, Tenant’s obligations in this paragraph shall only be applicable during any period of time in which Tenant is not a publicly traded company or during any period of time when Tenant’s financial statements and reports Form 10-Q and Form 10-K and other required filings by Securities &

Exchange Commission are not available to Landlord through EDGAR or another online source or otherwise readily available to Landlord without material cost.”
          11. Paragraph 35 of the Lease is hereby deleted in its entirety.
          12. Tenant has informed Landlord of the potential desire of Tenant to construct and/or install the following:
               (a) an expansion of the Improvements at the Leased Premises of a to-be-determined square footage (the “Expansion”), the estimated cost of which is also to be determined (the “Project Costs”). Landlord hereby grants Tenant the option to request that Landlord finance the Project Costs for the Expansion, upon terms and conditions mutually acceptable to Landlord and Tenant, subject to good faith negotiation in light of then current market factors (but without legal obligation on the part of either party), and which may include environmental and structural assessments of the Leased Premises satisfactory to Landlord and an appraisal of the Leased Premises (assuming same have been improved with the completed Expansion) containing an appraised value of not less than the anticipated Project Costs. If Tenant so desires Landlord to provide such financing, then Tenant shall so notify Landlord in writing (an “Expansion Notice”) and, thereafter, the parties shall negotiate in good faith, as aforesaid (but without legal obligation), for a period of sixty (60) days from the date of the Expansion Notice, mutually acceptable terms and conditions upon which Landlord is willing to finance the Project Costs for such Expansion. If the parties are unable to reach mutually acceptable terms within such sixty (60) day period then the provisions hereof shall be null and void. The provisions of Paragraph 32 of the Lease shall not apply to the Expansion, and
               (b) the installation of certain pedestrian access facilities, access points and/or conduit connections (collectively, the “Access Improvements”) from the Leased Premises to nearby, adjacent and/or contiguous land site(s) which Tenant may intend to lease and occupy, all at Tenant’s sole cost and expense. The Access Improvements may include access points and/or a pedestrian bridge across the lake that is between the Premises and such other land site(s). The conduit connection would consist of a conduit traversing underground between the Leased Premises and such other land site(s), containing certain telecommunications fibers and other equipment in order to provide a telecommunications and data connection for Tenant’s use. Subject to Landlord’s reasonable approval of the plans and specifications, Landlord hereby approves of Tenant’s installation and/or construction of the Access Improvements, provided that (i) none of the Access Improvements shall result in any interdependence for any legal access, utility services, sanitary sewer, drainage or parking between the Premises and any such adjacent or contiguous land sites, or result in or be dependant on the granting of any easement, right of way, or other use or access rights, for the benefit of any land other than the Premises or any persons other than the officers, directors, employees, agents, invitees and guests of the tenants or subtenants in occupancy of the Premises, without, in any case, the prior written consent of Landlord and (ii) provided that, if at the time it reviews and/or approves the plans and specifications for the Access Improvements, Landlord affirmatively identifies to Tenant in writing which Access Improvements Landlord will require Tenant to remove, then Tenant shall remove such Access Improvements at the expiration or earlier termination of the Term upon receipt of a written demand from Landlord sent within ninety (90) days of the expiration or earlier termination of the Term (unless such earlier termination is a result of an Event of Default by Tenant, in which case, notice by Landlord shall be given not later than thirty (30) days after such default termination).
          13. With respect to the Qualified Improvements, Paragraph 15 of the Lease is hereby amended as follows:
                    (i) Sections 15(a)(i)(B) and 15(b) shall not be applicable thereto;
                    (ii) Section 15(a)(iv)(B) is hereby amended by inserting the word “conditional” after “(B)” and before “waivers”; and
                    (iii) Landlord hereby approves of Tenant’s selection and use of the Renaissance Companies as the contractor for the performance of certain of the Qualified Improvements, including but not limited to the 2008 Taurus II Facilities Construction Project. The 2008 Taurus II facilities Construction Project shall include, but shall not be limited to, the expansion of the main building, the construction of a break room, the conversion of warehouse space into integration bays, the conversion of an existing conference room into a secure conference room and expansion of certain restrooms. Landlord hereby approves of Deutsch Architectural Group as the project manager/tenant representative for the Qualified Improvements. Landlord hereby approves Paul Rich Roofing & Construction for the roof refurbishment/replacement/repair for Areas 2, 3 and 4.
          14. Tenant represents and warrants that Tenant has not dealt directly or indirectly with any broker or agent in connection with this Amendment, other than CBRE (“Broker”). The execution and delivery of this Amendment by Landlord shall be conclusive evidence that Landlord has relied upon the foregoing representation and warranty. Tenant agrees to indemnify and hold Landlord harmless from and against any claims for commissions, fees or other compensation by any person or entity who shall claim to have dealt with Tenant in connection with this Amendment and for any and all costs incurred in connection with such claims, including, without limitation, reasonable attorneys fees and disbursements, other than Broker. Landlord and Tenant agree that Landlord shall to pay a commission in the amount of $277,056.00, as its full and final compensation due Broker in connection with this Amendment and the Lease, pursuant to a separate written agreement, and that any other fee or other compensation in addition to or above such amount shall be Tenant’s responsibility.
          15. All defined terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed thereto under the Lease.
          16. Except as modified and amended by this Amendment, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue to be and remain in full force and effect throughout the remainder of the term thereof. No further changes to the Lease or this Amendment may be made except by written agreement signed by the parties.
          17. This Amendment shall not be binding upon or enforceable against Landlord unless and until Landlord shall have executed and unconditionally delivered to Tenant an executed counterpart of this Amendment.

          18. The provisions of this Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and assigns.
          19. This Amendment shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to its principles of conflicts of law.
          20. Except to the extent modified by this Fourth Amendment, all provisions of the Lease shall remain unchanged and in full force and effect.

          In WITNESS WHEREOF, Landlord and Tenant have caused this Fourth Amendment to be duly executed under seal as of the day and year first above written.

LANDLORD:

CORPORATE PROPERTY ASSOCIATES 9, L.P., A DELAWARE LIMITED PARTNERSHIP,
a Delaware limited partnership

By: Name:	/s/ Holly C. Mauro Holly C. Mauro
Title:	Director

TENANT:

ORBITAL SCIENCES CORPORATION,
a Delaware corporation

By: Name:	/s/ Michael R. Williams Michael R. Williams
Title:	Senior Vice President and Treasurer

Schedule 1
Qualified Improvements

Qualified Improvements	Est. Budget	Status	Timeframe
Pressure Containment Facility	$1,000 - $2,000	Requirements Documented	2009
2008 Taurus-II Facilities Construction Project	$2,500 - $3,500	Approved; out for bid	2008/2009
Highbay 8E	$535	Nearly Complete	2008
Area 4 Test Wall	$13	Complete	2008
Highbay 1001 Hoist	$30	Complete	2008
Vault Reconfiguration (for CLE)	$82	Partial	2008
Area 3 Roof Refurb	$270	Complete	2008
Area 2 & 4 Roof Refurb	$600	Planned	2008
City Water to Central Plant	$90	Planned	2009
Pump House Refurb	$20	Planned	2009
Fire Alarm Upgrade Areas 7 & 8	$50	Planned	2009
Epoxy Flooring for Production & Cal Lab	$25	Planned	2009
Energy Management System Retrofit	$35	Planned	2009
Stairs to Main Building Roof	$30	Planned	2009
Cafeteria Expansion	$1,000	Proposed	2009
Plant Equipment Replacement (e.g. Emergency Generator, etc)	$300	In Process	2008/2009
Parking Lot Seal Coat	$55	Planned	2009
Parking Lot Improvement / Expansion	$100	Planned	2009
Misc Other*	$500	As needed	2008/2009
Total

*	Other facility projects deemed necessary by Tenant for continuing plant operations.
Definitions:
YTD — Year to Date
ETC — Estimate to Complete

Schedule 2
Construction Budget
Construction Budget ($000)

Qualified Improvements	YTD July End	ETC 2008	ETC 2009	Total
Pressure Containment Facility	$—		$2,000	$2,000
2008 Taurus-II Facilities Construction Project	$80	$1,920	$1,500	$3,500
Highbay 8E	$510	$25		$535
Area 4 Test Wall	$13			$13
Highbay 1001 Hoist	$30			$30
Vault Reconfiguration (for CLE)	$62	$20		$82
Area 3 Roof Refurb	$270			$270
Area 2 & 4 Roof Refurb	$—	$600		$600
City Water to Central Plant	$—		$90	$90
Pump House Refurb	$—		$20	$20
Fire Alarm Upgrade Areas 7 & 8	$—		$50	$50
Epoxy Flooring for Production & Cal Lab	$—		$25	$25
Energy Management System Retrofit	$—		$35	$35
Stairs to Main Building Roof	$—		$30	$30
Cafeteria Expansion	$—		$1,000	$1,000
Plant Equipment Replacement (e.g. Emergency Generator, etc)	$—	$150	$150	$300
Parking Lot Seal Coat	$—		$55	$55
Parking Lot Improvement / Expansion	$—		$100	$100
Misc Other*	$—	$200	$300	$500

Total	$965	$2,915	$5,355	$9,235

*	Other facility projects deemed necessary by Tenant for continuing plant operations.